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                                  Exhibit 11.1

                        Registrant: Raster Graphics, Inc.

                Statement of Computation of Net Income Per Share
                (In thousands, except per share data; unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                     ----------------------
                                                      1997           1996
                                                     ------         -------
     Net income                                      $   969        $   452
                                                     =======        =======
     Weighted average common shares
     outstanding                                       9,282            600

     Common equivalent shares from
        convertible preferred stocks                      --          5,449

     Common equivalent shares from
        stock options and warrants                       866            765

     Shares related to SAB Nos. 55, 64
        and 83                                            --            802
                                                     -------        -------
     Shares used in computing net
        income per share                              10,148          7,616
                                                     =======        =======
     Net income per share                            $  0.10        $  0.06
                                                     =======        =======